UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

SCHEDULE 13D/A
Under the Securities Exchange Act of 1934
(Amendment No. 3)*

CUBIC ENERGY, INC.
(Name of Issuer)

Common Stock, $0.05 par value per share
(Title of Class of Securities)

229675103
(CUSIP Number)

Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, NY 10012
Tel: (212) 432-4650
Attn: David Young

O-CAP Management, L.P.
600 Madison Avenue, 14th Floor
New York, NY 10022
Tel:  (212) 554-4622
Attn: Jared S. Sturdivant

Corbin Capital Partners, L.P.
590 Madison Avenue, 31st Floor
New York, NY 10022
Tel:  (212) 634-7373
Attn:  Anthony Anselmo

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 21, 2016
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 229675103	Page 1 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Anchorage Advisors Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

74,811,987
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

74,811,987
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

74,811,987
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.12%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

OO, HC

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock (as defined below) issuable upon the exercise of the Warrants (as defined below) held by the O-CAP funds (as defined below) and by Corbin (as defined below).
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 2 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Anchorage Capital Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

74,811,987
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

74,811,987
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

74,811,987
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.12%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

OO, IA

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the O-CAP funds and by Corbin.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 3 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Kevin M. Ulrich
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

74,811,987
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

74,811,987
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

74,811,987
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

49.12%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

IN, HC

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the O-CAP funds and by Corbin.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 4 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

O-CAP Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF,OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

23,939,836
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

23,939,836
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,939,836
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

23.60%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

IA

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 5 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

O-CAP Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

4,286,727
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

4,286,727
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,286,727
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.24%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

PN

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds, by O-CAPMF (as defined below) and by Corbin.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 6 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

O-CAP Offshore Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

3,194,472
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

3,194,472
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,194,472
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.96%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

PN

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds, by O-CAPLP (as defined below) and by Corbin.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 7 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

O-CAP Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

3,194,472
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

3,194,472
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,194,472
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.96%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

CO

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds, by O-CAPLP and by Corbin.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 8 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

O-CAP Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF,OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

7,481,199
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

7,481,199
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,481,199
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.80%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

OO

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds and by Corbin.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 9 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

O-CAP GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF,OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

23,939,836
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

23,939,836
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,939,836
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

23.60%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

OO

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 10 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Michael E. Olshan
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF, OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

23,939,836
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

23,939,836
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,939,836
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

23.60%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

IN

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 11 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Jared S. Sturdivant
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF, OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

23,939,836
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

23,939,836
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,939,836
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

23.60%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

IN

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

CUSIP No. 229675103	Page 12 of 17

1	NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

Corbin Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

OO(1)
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0
	8	SHARED VOTING POWER

16,458,637
	9	SOLE DISPOSITIVE POWER

0
	10	SHARED DISPOSITIVE POWER

16,458,637
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

16,458,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

☒(2)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.52%(3)
14	TYPE OF REPORTING PERSON (See Instructions)

IA

(1)  See Items 3 and 4 of this Statement.
(2)  See Item 5 of this Statement.  Excludes shares of Common Stock issuable upon the exercise of the Warrants held by the Anchorage funds and by the O-CAP funds.
(3)  Calculated pursuant to Rule 13d-3 under the Exchange Act on the basis of 77,505,908 shares of Common Stock outstanding on May 11, 2015, as disclosed in Cubic’s 10-Q for the quarter ended March 31, 2015.

This Amendment No. 3 (this “Amendment”) amends and supplements the Schedule 13D (as amended by Amendment No. 1 to the Schedule 13D, dated April 2, 2015, Amendment No. 2 to the Schedule 13D, dated December 14, 2015, and as further amended hereby, the “Statement”) filed by the Reporting Persons (as defined in the Statement) with the Securities and Exchange Commission on October 15, 2013, relating to shares of the common stock, par value $0.05 per share (the “Common Stock”), of Cubic Energy, Inc., a Texas corporation (“Cubic”).  Cubic’s principal executive office is located at 9870 Plano Road, Dallas, Texas 75238.

This Amendment is being filed in connection with the entry of certain affiliates of the Reporting Persons into the PSA Amendment (as defined below).

Capitalized terms used but not defined in this Amendment shall have meanings ascribed to them in the Statement.

Item 4.	Purpose of Transaction.

Item 4 of the Statement is hereby supplemented as follows:

On January 21, 2016, certain signatories to the PSA, including certain affiliates of the Reporting Persons, entered into a First Amendment to the PSA (the “PSA Amendment”) pursuant to which the signatories consented to the amended Prepackaged Plan attached thereto and amended certain obligations of the Cubic Parties and termination rights of the Prepetition Noteholders (as defined therein), in each case, by extending the date by which confirmation of the Prepackaged Plan must be entered by the Bankruptcy Court to the first Business Day that is seventy-five (75) days after the Petition Date.

The foregoing summary is qualified in its entirety by reference to the PSA Amendment, which is attached as Exhibit 14 hereto and is incorporated herein by reference.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

The response set forth in Item 4 of this Amendment is incorporated by reference into this Item 6 in its entirety.

Item 7.	Material to Be Filed as Exhibits.

Item 7 of the Statement is hereby supplemented as follows:

Exhibit 14 – First Amendment to the Plan Support Agreement, dated January 21, 2016, among Cubic, Cubic Asset, LLC, Cubic Asset Holding, LLC, Cubic Louisiana, LLC, Cubic Louisiana Holding, LLC, the Prepetition Noteholders (as defined therein), BP Products North America, Inc., BP Energy Company and Wells Fargo Energy Capital, Inc.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	January 21, 2016

ANCHORAGE ADVISORS MANAGEMENT, L.L.C.

By:	/s/ Kevin M. Ulrich
	Name:	Kevin M. Ulrich
	Title:	Senior Managing Member

ANCHORAGE CAPITAL GROUP, L.L.C.

By:	/s/ Kevin M. Ulrich
	Name:	Kevin M. Ulrich
	Title:	Chief Executive Officer

KEVIN M. ULRICH

By:	/s/ Kevin M. Ulrich

O-CAP PARTNERS, L.P.

By:	O-CAP Advisors, LLC
General Partner

	By:	/s/ Michael E. Olshan
		Name:	Michael E. Olshan
		Title:	Managing Member

O-CAP OFFSHORE FUND, LTD.

By:	O-CAP Management, L.P.
Investment Manager

	By:	/s/ Michael E. Olshan
		Name:	Michael E. Olshan
		Title:	Managing Partner

O-CAP OFFSHORE MASTER FUND, L.P.

By:	O-CAP Advisors, LLC
General Partner

	By:	/s/ Michael E. Olshan
		Name:	Michael E. Olshan
		Title:	Managing Member

O-CAP MANAGEMENT, L.P.

By:	O-CAP GP, LLC
General Partner

	By:	/s/ Michael E. Olshan
		Name:	Michael E. Olshan
		Title:	Managing Member

O-CAP ADVISORS, LLC

By:	/s/ Michael E. Olshan
	Name:	Michael E. Olshan
	Title:	Managing Member

O-CAP GP, LLC

By:	/s/ Michael E. Olshan
	Name:	Michael E. Olshan
	Title:	Managing Member

MICHAEL E. OLSHAN

By:	/s/ Michael E. Olshan

JARED S. STURDIVANT

By:	/s/ Jared S. Sturdivant

CORBIN CAPITAL PARTNERS, L.P.

By:	/s/ Daniel Friedman
	Name:	Daniel Friedman
	Title:	General Counsel